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                                                                      EXHIBIT 11

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

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                                                    QUARTER       NINE MONTHS
                                                --------------- ---------------
                                                 1997    1996    1997    1996
                                                ------- ------- ------- -------
PRIMARY EARNINGS PER SHARE:
Earnings:
  Income from continuing operations............ $    91 $   299 $   931 $ 1,063
  Income from discontinued operations, net of
   income taxes................................       6      12      57      28
                                                ------- ------- ------- -------
    Net income................................. $    97 $   311 $   988 $ 1,091
                                                ======= ======= ======= =======
Shares used in the computation (in thousands):
  Weighted average shares outstanding.......... 653,559 670,938 662,679 670,892
  Dilutive effect of common stock equivalents..   4,248   6,479   5,457   6,922
                                                ------- ------- ------- -------
    Shares used in computing earnings per
     share..................................... 657,807 677,417 668,136 677,814
                                                ======= ======= ======= =======
Earnings per share:
  Income from continuing operations............ $   .15 $   .44 $  1.39 $  1.57
  Income from discontinued operations..........     .01     .02     .09     .04
                                                ------- ------- ------- -------
    Net income................................. $   .16 $   .46 $  1.48 $  1.61
                                                ======= ======= ======= =======

FULLY DILUTED EARNINGS PER SHARE:

Earnings:
  Income from continuing operations............ $    91 $   299 $   931 $ 1,063
  Income from discontinued operations, net of
   income taxes................................       6      12      57      28
                                                ------- ------- ------- -------
    Net income................................. $    97 $   311 $   988 $ 1,091
                                                ======= ======= ======= =======
Shares used in the computation (in thousands):
  Weighted average common shares outstanding... 653,559 670,938 662,679 670,892 Dilutive effect of common stock equivalents.. 4,248 6,831 5,733 7,222
                                                ------- ------- ------- -------
    Shares used in computing earnings per
     share..................................... 657,807 677,769 668,412 678,114
                                                ======= ======= ======= =======
Earnings per share:
  Income from continuing operations............ $   .15 $   .44 $  1.39 $  1.57
  Income from discontinued operations..........     .01     .02     .09     .04
                                                ------- ------- ------- -------
    Net income................................. $   .16 $   .46 $  1.48 $  1.61
                                                ======= ======= ======= =======
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